EXHIBIT 10.3

SEVERANCE, CONSULTING AND RELEASE AGREEMENT

This Severance, Consulting and Release Agreement (“Agreement”) is made by and between Catalytica Energy Systems, Inc. (the “Company”), and Dominic Geraghty (“Consultant”).

WHEREAS, Consultant has been employed as Senior Vice President, Corporate Development by the Company, and has had a Change of Control Severance Agreement (the “Change of Control Agreement”) with the Company as an employee;

WHEREAS, the Company and Consultant have agreed to (i) terminate the employment relationship, (ii) to transition Consultant into a position wherein he provides consulting services to the Company;

WHEREAS, the Company and the Consultant have agreed that the Consultant does not, nor will not, have material influence on, or control of, the schedule or timing of any Change of Control (defined hereunder) between the Company and any other entity;

WHEREAS, the Company and the Consultant have agreed that the Company may schedule the timing of any Change of Control (defined hereunder) between the Company and any other entity or any other corporate transaction as it determines, in its sole discretion, without regard to the effect such timing has on Consultant or upon this Agreement;

WHEREAS, the Consultant has agreed to release the Company and related parties from all claims;

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Consultant (collectively referred to as “the Parties”) hereby agree as follows:

1.             Termination.  Consultant’s employment with the Company shall be hereby terminated as of September 15, 2005 (the “Employment Termination Date”).

2.             Payment of Salary.  Consultant acknowledges and represents that the Company has paid all salary, wages, accrued vacation and any and all other benefits due to Consultant as of the Employment Termination Date.

3.             Consulting Relationship.  The Company agrees to retain Consultant as a consultant to the Company to (a) assist the Company in developing and pursuing strategic alternatives and to (b) assist the Company in various business matters, as specified in writing by the Company’s Chief Executive Officer.  For work defined in (b) above, Consultant shall be paid at the rate of One Hundred Fifty Dollars ($150) per hour for performing such business services, but in no event to exceed One Thousand Two Hundred ($1,200) for any day for performing such services, provided that the Company provides Consultant with office facilities as specified hereunder.  If such work involves out-of-pocket travel, subsistence, or entertainment expenses, all of which will require pre-approval by the Company, these expenses shall be reimbursed to the Consultant according to Company policies applicable to employees upon receipt by the Company of an expenses invoice and receipts from the Consultant.  Consultant acknowledges and agrees that he shall not be entitled to any hourly compensation for matters relating to (a) hereabove: developing or pursuing strategic alternatives, including any strategic transaction designed to result in or resulting in a Change of Control (as defined herein), and shall be entitled only to the compensation, if any, set forth in Section 4 hereof with respect to a Change of Control.  Consultant’s stock options (see Exhibit A) shall continue to vest and remain outstanding while Consultant remains in a consulting relationship with the Company.  While performing consulting services hereunder, the Company shall provide Consultant with the same or equivalent office space, furniture, telephones and Blackberry equipment and services (provided, however, that Company reimbursement for telephone and Blackberry services used by Consultant shall not exceed $125 for any month), personal computer, and other office support equipment and supplies as previously used by the Consultant as an employee of the Company, and part-time administrative support.  Consultant shall have complete freedom of action as to the details, methods and means of performing consulting services hereunder, subject only to any explicit restrictions in the terms and conditions of this Agreement.  Consultant shall provide all hourly services hereunder as an independent contractor and shall pay all federal, state and local taxes (including SECA and other employment taxes) with respect to any hourly payments received by the Company for performing such services.

4.             Consideration.  As consideration for Consultant (i) entering into and not revoking this Agreement, including the release of claims in Sections 5, 6 and 7 hereof, and (ii) not breaching the provisions of Section 8 hereof, and (iii) performing the consulting services as specified in Section 3 hereof, the Company agrees to provide Consultant with the following benefits:

(a)           Severance Payments and Benefits.  Following the Employment Termination Date the Company shall pay Consultant an aggregate amount equal to $229,500, less applicable taxes, ratably over the remaining payroll periods in 2005.  Additionally, subject to Consultant timely electing continuation coverage under COBRA, the Company shall provide full payment to subsidize Consultant and his eligible dependent’s COBRA premiums (including group dental coverage, if COBRA for such is elected by Consultant) so that Consultant pays only the same premium as an active employee of the Company for a period equal to the lesser of (i) one year following the Employment Termination Date, or (ii) the date upon which Consultant becomes covered under the group health plans of another employer.

(b)           Change of Control Payment.  In the event of a Change of Control of the Company, as such term is defined herein (a “Change of Control”) occurring within the one year anniversary of the Employment Termination Date, then, subject to Consultant entering into and not revoking a release of claims in form similar to that of Section 5 hereof (a “Release”), Consultant shall receive an additional lump-sum payment with a maximum amount equal to six hundred and nineteen thousand dollars ($619,000) (the “Change of Control Payment”), less applicable withholding.  The maximum Change of Control Payment shall be reduced by 1/12th of the maximum Change of Control Payment (i.e., fifty-one thousand five hundred and eighty-three dollars and thirty-three cents

($51,583.33)) for each full month following the Employment Termination Date in which a Change of Control does not occur.

Example 1:  In the event of a Change of Control occurring on November 10, 2005, Consultant would be due a lump-sum payment of five hundred sixty-seven thousand four hundred sixteen dollars and sixty-seven cents ($567,416.67), less applicable withholding, because only one full month would have elapsed since the Employment Termination Date.

Example 2:  In the event of a Change of Control occurring on July 1, 2006, Consultant would be due a lump-sum payment of one hundred fifty-four thousand seven hundred and fifty dollars ($154,750), less applicable withholding, because nine full months would have elapsed since the Employment Termination Date.

For the purposes of this Agreement, a “Change of Control” means the occurrence of any of the following events:

(i)            Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii)           A change in the composition of the Board occurring within a twelve-month period, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii)          The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or such surviving entity’s parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or such surviving entity’s parent outstanding immediately after such merger or consolidation.

(c)           C Squared Transaction Payment.  In the event that, within nine months following the Employment Termination Date, the entity known to the parties as “C Squared” merges with or into the Company in a transaction constituting a Change of Control, then Consultant shall receive an additional maximum payment of three hundred thousand dollars ($300,000) (the “Success Fee”), less applicable withholding; provided, however, that Consultant’s cumulative payments pursuant to the Change of Control Payment and the Success Fee shall in no event exceed a gross amount of $619,000.

Example:  In the event C Squared merges into the Company resulting in a Change of Control occurring on November 10, 2005, Consultant would be due a Change of Control Payment of five hundred sixty-seven thousand four hundred sixteen dollars and sixty-seven cents ($567,416.67) and a Success Fee of fifty-one thousand five hundred eighty-three dollars and thirty-three cents ($51,583.33), less applicable withholding.

5.             Release of Claims.  Consultant agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Consultant by the Company and its officers, managers, supervisors, agents and employees.  Consultant, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company and its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Consultant may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

(a)           any and all claims relating to or arising from Consultant’s employment relationship with the Company and the termination of that relationship;

(b)           any and all claims relating to, or arising from, Consultant’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)           any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)           any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and the California Labor Code;

(e)           any and all claims for violation of the federal, or any state, constitution;

(f)            any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)           any and all claims for attorneys’ fees and costs.

The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement or any of Employee’s rights to indemnification from the Company.   Specifically, the Company acknowledges that it provided Consultant, while he was employed by the Company, with Directors’ and Officers’ Insurance (“D&O”), and that such D&O remains in full force and effect.

6.               Acknowledgement of Waiver of Claims Under ADEA.  Consultant acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  Consultant and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement.  Consultant acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Consultant was already entitled.  Consultant further acknowledges that he has been advised by this writing that

(a)           he should consult with an attorney prior to executing this Agreement;

(b)           he has up to 21 days within which to consider this Agreement;

(c)           he has seven (7) days following his execution of this Agreement to revoke this Agreement;

(d)           this Agreement shall not be effective until the revocation period has expired; and,

(e)           nothing in this Agreement prevents or precludes Consultant from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

7.           Civil Code Section 1542.  The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement.  Consultant acknowledges that he had the opportunity to seek the advice of legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Consultant, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

8.             Conditional Nature of Section 4 Payments.

(a)           Noncompete.  Consultant acknowledges that the nature of the Company’s business is such that if Consultant were to become employed by, or substantially involved in, the business of a competitor of the Company during the 12 months following the termination of Consultant’s employment with the Company, it would be very difficult for Consultant not to rely on or use the Company’s trade secrets and confidential information.  Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Consultant agrees and acknowledges that Consultant’s right to receive the payments set forth in Section 4 (to the extent Consultant is otherwise entitled to such payments) shall be conditioned upon Consultant not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interested in or participating in the financing, operation, management or control of, any person, firm, corporation or business that competes with the Company or is a customer or client of the Company during the one year period following the Employment Termination Date (“Competition”) ; provided, however, that following his termination of employment with the Company, Consultant shall be permitted to work for an entity in Competition with the Company whose primary business is not providing products or services competitive with the products or services of the Company, so long Consultant does not engage in a business that makes such entity in Competition with the Company.  Notwithstanding the foregoing, Consultant may, without violating this Section 8, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in Competition where the number of shares of such corporation’s capital stock that are owned by Consultant represent less than three percent of the total number of shares of such corporation’s capital stock outstanding.  Moreover, Consultant may petition the Company’s Chief Executive Officer for written permission to be employed by an entity in Competition, which permission shall not unreasonably be withheld if, the Chief Executive Officer in his sole discretion, determines that such employment will not unduly compromise the Company.

(b)           Non-Solicitation.  Until the date 12 months after the termination of Consultant’s employment with the Company for any reason, Consultant agrees and acknowledges that Consultant’s right to receive the severance payments set forth in Section 4 (to the extent Consultant is otherwise entitled to such payments) shall be conditioned upon Consultant not either directly or indirectly soliciting, inducing, recruiting or encouraging an employee to leave his or her employment either for Consultant or for any other entity or person with which or whom Consultant has a business relationship.

(c)           Understanding of Covenants.  Consultant represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

(d)           Remedy for Breach.  Upon any breach of this section by Consultant, all severance payments pursuant to Section 4 shall immediately cease, and that shall be the sole remedy available to the Company for such breach.

9.             No Pending or Future Lawsuits.  Consultant represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein.  Consultant also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein, except as necessary to enforce his rights with respect to any continuing obligations of the Company not released herein.  The Company represents that the Company has no lawsuits, claims, or actions pending in its name, or on behalf of any other person or entity, against Consultant.

10.           Application for Employment.  Consultant understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company, its subsidiaries or related companies, or any successor.

11.           Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Consultant under the terms of this Agreement and Consultant has been advised to seek the advice of legal counsel as to the tax and other consequences of this Agreement.

12.           No Admission of Liability.  No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

13.           Costs.  The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

14.           Arbitration and Equitable Relief.

(a)           General.  In consideration of the payments to Consultant as specified in Section 4 hereof, Consultant agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, or relating to this Agreement or otherwise or the termination of Consultant’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law.  Disputes which Consultant agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims.  Consultant further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Consultant.

(b)           Procedure.  Consultant agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes.  The arbitration shall be held in Santa Clara County, California.  The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure.  Consultant agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing.  Consultant agrees that the arbitrator shall issue a written decision on the merits.  Consultant also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law.  Consultant understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Consultant shall pay the first $200.00 of any filing fees associated with any arbitration Consultant initiates.  Consultant agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

(c)           Remedy.  Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Consultant and the Company.  Accordingly, except as provided for by the Rules, neither Consultant nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d)           Availability of Injunctive Relief.  In addition to the right under the Rules to petition the court for provisional relief, Consultant agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or any other agreement regarding trade secrets, confidential information, non-solicitation or California Labor Code §2870.  In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys fees.

(e)           Administrative Relief.  Consultant understands that this Agreement does not prohibit Consultant from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board.  This Agreement does, however, preclude Consultant from pursuing court action regarding any such claim.

15.                                 Code Section 409A.  The parties agree to amend this Agreement to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Consultant under Internal Revenue Code section 409A and any temporary or final Treasury Regulations and IRS guidance thereunder.

16.                                 Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Consultant represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

17.                                 No Representations.  Each party represents that each has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

18.                                 Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

19.                                 Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and Consultant concerning Consultant’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Consultant’s relationship with the Company and his compensation by the Company, including, without limitation, the Change of Control Agreement.

20.                                 No Oral Modification.  This Agreement may only be amended in writing signed by Consultant and the President of the Company.

21.                                 Effective Date.  This Agreement is effective after it has been signed by both parties and after eight (8) days have passed since Consultant has signed the Agreement (the “Effective Date”), unless revoked by Consultant within seven (7) days after the date the Agreement was signed by Consultant.

22.                                 Counterparts and Facsimile Signatures.  This Agreement may be executed in counterparts and by facsimile signatures, and each counterpart and facsimile signature shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

23.           Notices.  All notices, demands, communications and writings required under this Agreement (“Notices”) shall be in writing and shall be addressed as follows:

If to the Company:

Catalytica Energy Systems, Inc.

1388 North Tech Boulevard

Gilbert, Arizona, 85253

Attention:  CEO

With a copy to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA  94304

Attention:  Roger Stern, Esq.

If to Consultant:

Dominic Geraghty

Any party may change its address for notices by complying with the notification provisions of this Section 23.  Notices may be made by personal service, nationally recognized overnight delivery service or by delivery in the United States mail, postage prepaid, certified or registered, return receipt requested.  All Notices hereunder shall be deemed received (a) immediately upon confirmation of personal delivery, (b) one (1) day after confirmed receipt by overnight delivery, and (b) three (3) days after confirmed receipt of certified mail.

24.                                 Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.  The Parties acknowledge that:

(a)                                  They have read this Agreement;

(b)                                 They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)                                  They understand the terms and consequences of this Agreement and of the releases it contains;

(d)                                 They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Catalytica Energy Systems, Inc.

Dated: September 27, 2005	By	/s/ Robert Zack
Robert Zack, President and CEO

Dominic Geraghty, an individual

Dated: September 27, 2005	/s/ Dominic Geraghty